UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

    NUTRAFUELS, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	Not Applicable
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

6601 Lyons Road, Suite L-6 Coconut Creek, FL             33073

(Address of principal executive offices)                           (Zip Code)

 NUTRAFUELS, INC 2018 Omnibus Securities and
Incentive Plan

(Full title of the plan)

Edgar Ward

6601 Lyons Road L-6
Coconut Creek, FL 33073

(Name and address of agent for service)

888-509-8901

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐

Non-accelerated filer ☐

Accelerated filer ☐

                  Smaller reporting company ☒

Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, par value $.0001 per share	10,000,000	$.20	$2,000,000	$249

(1)

 The registration statement registers the issuance of 10,000,000 common shares, which are issuable under the NutraFuels, Inc 2018 Omnibus Securities and Incentive Plan, and any additional common shares resulting from stock splits, stock dividends, or similar transactions involving the registrant’s common shares, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act on the basis of the last reported sale price of a share of common stock, par value $0.0001 per share, of NutraFuels, Inc., as reported by the OTC Markets on on July 11, 2018.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART I

 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 of NutraFuels, Inc or “the Company”, will be sent or given to participants in the NutraFuels, Inc. 2018 Omnibus Securities and Incentive Plan, covered by this Registration Statement as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended, or “the Securities Act”.  Such documents need not be filed with the Securities and Exchange Commission, or “the Commission”, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act. Requests for the above-mentioned information should be directed to Edgar Ward, at the address and telephone number on the cover of this Registration Statement.

PART II

 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents of the Company, filed with the Commission, are incorporated by reference into this Registration Statement:

(a) Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 17, 2018; and

(b)

The description of the common shares contained in the Registration Statement on Form 10, as amended, filed with the SEC on February 22, 2018, filed to register such securities under the Securities Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this initial registration statement, prior to the termination of this offering, shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Our Articles and Bylaws subject to the provisions of Florida law contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he/she reasonably believed was in the best interest of the corporation. Insofar, indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons. We have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following is a list of Exhibits filed as part of this Registration Statement on Form S-8. Where so indicated by footnote, Exhibits that were previously filed are incorporated herein by reference.

Exhibit No.	Description
4.1	Nutrafuels, Inc. 2018 Omnibus Securities and Incentive Plan
5.1	Legal Opinion
23.1	Consent (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm

Item 9.    Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided , however , that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coconut Creek Florida on July 18, 2018.

/s/ Edgar Ward

Title: Chief Executive Officer

(Chief Executive Officer, President & Director)